(4)(b) Form of Amendatory Endorsement to Add Dollar Cost Averaging Fixed
Accounts



                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                             Amendatory Endorsement
                   To Add Dollar Cost Averaging Fixed Accounts



As used in this Endorsement, "Contract" means the Contract or Certificate to which this Endorsement is attached.

The following provisions amend your Contract and will take precedence over any other provisions to the contrary in your Contract.

1. The following  provisions are added to the Accumulation Phase section of your
Contract:

         Six-Month Dollar Cost Averaging Fixed Account Money in the Six-Month Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation for the Six-Month Dollar Cost Averaging Fixed Account. Crediting rates for the Six-Month Dollar Cost Averaging Fixed Account will never be less than 3% annually. Each purchase payment and associated interest in the Six-Month Dollar Cost Averaging Fixed Account must be transferred to sub-accounts of the variable account in equal monthly installments within the six-month transfer period. If the Six-Month Dollar Cost Averaging Fixed Account is discontinued prior to the last scheduled transfer, the remaining balance in the Six-Month Dollar Cost Averaging Fixed Account will immediately be transferred to the money market sub-account unless a different variable sub-account is requested. No transfers are permitted into the Six-Month Dollar Cost Averaging Fixed Account.

         Twelve-Month Dollar Cost Averaging Fixed Account Money in the Twelve-Month Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Twelve-Month Dollar Cost Averaging Fixed Account. Crediting rates for the Twelve-Month Dollar Cost Averaging Fixed Account will never be less than 3% annually. Each purchase payment and associated interest in the Twelve-Month Dollar Cost Averaging Fixed Account must be transferred to sub-accounts of the variable account in equal monthly installments within the twelve-month transfer period. If the Twelve-Month Dollar Cost Averaging Fixed Account is discontinued prior to the last scheduled transfer, the remaining balance in the Twelve-Month Dollar Cost Averaging Fixed Account will immediately be transferred to the money market sub-account unless a different variable sub-account is requested. No transfers are permitted into the Twelve-Month Dollar Cost Averaging Fixed Account.

2.       The following is added to the Transfer provision of your Contract.

         No transfers are permitted into the Six-Month and Twelve-Month Dollar Cost Averaging Fixed Accounts. Transfer costs and restrictions do not apply to transfers made from the Six-Month and Twelve-Month Dollar Cost Averaging Fixed Accounts.



Except as amended, the Contract remains unchanged.


[GRAPHIC OMITTED][GRAPHIC OMITTED]





Secretary                                 Chairman and Chief Executive Officer


NYLU458

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(4)(c) Form of Amendatory Endorsement for Transfer Limitations


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                 Amendatory Endorsement for Transfer Limitations



As used in this Endorsement, "Contract" means the Contract or Certificate to which this Endorsement is attached.


The following is added to the Transfers provision in your Contract.

We reserve the right to limit the number of transfers in any Contract Year or to refuse any transfer request for an Owner or certain Owners if, in our sole discretion, we believe that:


o excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other Contract Owners; or

o we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Contract Owners.

Except as amended, the Contract remains unchanged.












    Secretary                  Chairman and Chief  Executive  Officer

     NYLU460                                                            (2/99)